Exhibit 5.10

December 23, 2014

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Sheridan Anesthesia Services of Maryland, P.C., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by AmSurg Corp., a Tennessee corporation (the “Issuer”), of (a) up to $1,100,000,000 aggregate principal amount of the Issuer’s 5.625% Senior Notes due 2022 (the “Exchange Notes”) and (b) the guarantee by certain subsidiaries of the Issuer (collectively, the “Guarantors”), including, without limitation, the Company, of the obligations of the Issuer under the Exchange Notes (the “Exchange Notes Guarantee”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Issuer in exchange for $1,100,000,000 aggregate principal amount of the Issuer’s currently outstanding 5.625% Senior Notes due 2022 (the “Original Notes”) pursuant to a Registration Rights Agreement, dated as of July 16, 2014, including such joinders to date (collectively, the “Registration Rights Agreement”), by and among AmSurg Escrow Corp., a Tennessee corporation (“Escrow Corp.”), the Issuer, the Guarantors and Citigroup Global Markets Inc., as representative of the several purchasers named therein. This firm did not participate in the negotiation or drafting of the Registration Rights Agreement or the Indenture (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

AmSurg Corp.

December 23, 2014

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (a) the guarantee of the Original Notes by the Company, (b) the Exchange Notes Guarantee and (c) the execution, delivery and performance by the Company of the Indenture, certified as of the date hereof by an officer of the Company;

6. The Registration Rights Agreement;

7. The Indenture, dated as of July 16, 2014, by and between Escrow Corp. and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 16, 2014, by and between the Issuer and the Trustee, as further supplemented by the Supplemental Indenture, dated as of July 16, 2014. by and among the Issuer, the Guarantors, including, without limitation, the Company, and the Trustee and as further supplemented to date by such supplemental indentures by and among the Issuer, the Guarantors party thereto and the Trustee (collectively, the “Indenture”);

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

AmSurg Corp.

December 23, 2014

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Notes, if and when issued, will have substantially identical terms as the Original Notes except as set forth in the Registration Rights Agreement and be issued in exchange therefor as contemplated by the Registration Rights Agreement, the Indenture and the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Company has the requisite corporate power to execute, deliver and perform its obligations under the Indenture, including the Exchange Notes Guarantee.

3. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder, including the Exchange Notes Guarantee, have been duly authorized by all necessary corporate action of the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

AmSurg Corp.

December 23, 2014

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP